FOR IMMEDIATE RELEASE

Wingstop Inc. Reports Fiscal Third Quarter Financial Results
Record 114 Net New Openings in Third Quarter, 19.3% Net New Unit Growth
Adjusted EBITDA Growth of 18.6% to $63.7 million, Highest Quarter on Record

Dallas, November 4, 2025 - (PR NEWSWIRE) - Wingstop Inc. (“Wingstop” or the “Company”) (NASDAQ: WING) today announced financial results for the fiscal third quarter ended September 27, 2025.

Highlights for the fiscal third quarter 2025 compared to the fiscal third quarter 2024:

▪System-wide sales increased 10.0% to $1.4 billion
▪114 net new openings in the fiscal third quarter 2025
▪Domestic restaurant AUV of $2.1 million
▪Domestic same store sales decreased 5.6%
▪Digital sales increased to 72.8% of system-wide sales
▪Total revenue increased 8.1% to $175.7 million
▪Net income increased 10.7% to $28.5 million, or $1.02 per diluted share
▪Adjusted net income and adjusted earnings per diluted share, both non-GAAP measures, increased 15.6% to $30.4 million, or $1.09 per diluted share
▪Adjusted EBITDA, a non-GAAP measure, increased 18.6% to $63.7 million

Adjusted EBITDA, adjusted net income, and adjusted earnings per diluted share are non-GAAP measures. A reconciliation of each of adjusted EBITDA, adjusted net income, and adjusted earnings per diluted share to the most directly comparable financial measure presented in accordance with accounting principles generally accepted in the United States (“GAAP”) is set forth in the schedule accompanying this release. See “Non-GAAP Financial Measures.”

“Our third quarter results highlight the strength and resiliency of our business model delivering 18.6% Adjusted EBITDA growth — supported by best-in-class unit economics, strategic investments, disciplined execution, and enthusiasm from our brand partners to open more Wingstops,” said Michael Skipworth, President & Chief Executive Officer. “We opened 114 net new restaurants in the quarter, which translated to more than 19% unit growth vs prior year. Our sustained development momentum in 2025, coupled with strong margin performance, reinforces our confidence in our long-term vision to scale Wingstop to a top 10 global restaurant brand."

Key operating metrics for the fiscal third quarter 2025 compared to the fiscal third quarter 2024:

	Thirteen Weeks Ended
	September 27, 2025	September 28, 2024
Number of system-wide restaurants open at end of period	2,932	2,458
Number of domestic franchise restaurants open at end of period	2,450	2,064
Number of international franchise restaurants open at end of period (1)	427	338
System-wide sales (in millions)	$1,356	$1,233
Domestic AUV (in thousands)	$2,061	$2,116
Domestic same store sales growth	(5.6)%	20.9%
Company-owned domestic same store sales growth	3.8%	7.3%
Net income (in thousands)	$28,478	$25,732
Adjusted net income (in thousands)	$30,393	$26,285
Adjusted EBITDA (in thousands)	$63,658	$53,672

(1) Including U.S. territories.

Fiscal third quarter 2025 financial results

Total revenue for the fiscal third quarter 2025 increased to $175.7 million from $162.5 million in the prior fiscal third quarter. Royalty revenue, franchise fees and other increased $6.8 million, of which $10.6 million was due to net new franchise development, partially offset by a decrease of $3.6 million due to a 5.6% decline in domestic same store sales. Advertising fees increased $5.3 million due to a 10.0% increase in system-wide sales in the fiscal third quarter 2025, as well as an increase in the national advertising fund contribution rate to 5.5% from 5.3%, effective the first day of the fiscal first quarter 2025. Company-owned restaurant sales increased $1.2 million due to company-owned restaurant same store sales growth of 3.8%, driven primarily by an increase in transactions.
Cost of sales was $24.3 million compared to $24.4 million in the prior fiscal third quarter. As a percentage of company-owned restaurant sales, cost of sales decreased to 74.8% from 77.8% in the prior fiscal third quarter. The decrease as a percentage of company-owned restaurant sales was primarily driven by sales leverage on other operating expenses, as well as a decline in food, beverage and packaging costs primarily resulting from a decrease in the cost of bone-in chicken wings as compared to the prior fiscal third quarter.
Selling, general & administrative (“SG&A”) expense decreased $1.6 million to $30.7 million from $32.3 million in the prior fiscal third quarter. The decrease in SG&A expense was driven by a decrease in headcount related expenses, inclusive of short-term incentive and stock-based compensation, of $3.2 million, partially offset by system implementation costs of $2.1 million during the fiscal third quarter 2025.
Depreciation and amortization increased $1.2 million to $6.2 million from $5.1 million in the prior fiscal third quarter. The increase in depreciation and amortization was primarily due to capital expenditures related to our technology investments.
Interest expense, net increased $4.1 million to $9.2 million from $5.1 million in the prior fiscal third quarter. The increase was primarily driven by $7.3 million in interest expense related to the securitized financing transaction completed on December 3, 2024 to support our return of capital strategy, which increased our outstanding debt by $500 million, partially offset by additional interest income earned on our investments, as compared to the prior year period.

Financial Outlook
The Company is providing updated guidance for 2025:
•Approximately 3% to 4% decline for domestic same store sales growth, previously approximately 1% domestic same store sales growth;
•475 to 485 global net new units, previously 17% to 18% global unit growth;
•SG&A of between $131 and $132 million, which includes system implementation costs of approximately $4.5 million, previously approximately $140 million;
•Depreciation and amortization of approximately $26 million, previously between $28 and $29 million
•Interest expense, net of approximately $37.5 million, previously $39 million.
Additionally, the Company is reiterating the following guidance for 2025:
•Stock-based compensation expense of approximately $26 million.

Restaurant Development
As of September 27, 2025, there were 2,932 Wingstop restaurants system-wide. This included 2,505 restaurants in the United States, of which 2,450 were franchised restaurants and 55 were company-owned, and 427 franchised restaurants were in international markets, including U.S. territories. During the fiscal third quarter 2025, there were 114 net system-wide Wingstop restaurant openings.

Quarterly Dividend

In recognition of the Company’s strong cash flow generation and our commitment to returning value to stockholders, on November 3, 2025, our board of directors authorized and declared a quarterly dividend of $0.30 per share of common stock, resulting in a total dividend of approximately $8.3 million. This dividend will be paid on December 12, 2025 to stockholders of record as of November 21, 2025.

Share Repurchase

During the fiscal third quarter of 2025, the Company repurchased and retired 140,103 shares of its common stock at an average price of $285.26 per share. As of September 29, 2025, $151.3 million remained available under the share repurchase program previously approved by the Company’s Board of Directors.

Since the inception of the Company’s share repurchase program in August 2023, the Company has repurchased and retired 2,336,871 shares of its common stock at an average price of $260.45 per share.

The following definitions apply to these terms as used in this release:

Domestic average unit volume (“AUV”) consists of the average annual sales of all restaurants that have been open for a trailing 52-week period or longer. This measure is calculated by dividing sales during the applicable period for all restaurants being measured by the number of restaurants being measured. Domestic AUV includes revenue from both company-owned and franchised restaurants. Domestic AUV allows management to assess our domestic company-owned and franchised restaurant economics. Changes in domestic AUV are primarily driven by increases in same store sales and are also influenced by opening new restaurants.

Domestic same store sales reflects the change in year-over-year sales for the same store restaurant base. We define the same store restaurant base to include those restaurants open for at least 52 full weeks. This measure highlights the performance of existing restaurants, while excluding the impact of new restaurant openings and permanent closures. We review same store sales for domestic company-owned restaurants as well as system-wide domestic restaurants. Domestic same store sales growth is driven by increases in transactions and average transaction size. Transaction size increases are driven by price increases or favorable mix shift from either an increase in items purchased or shifts into higher priced items.

System-wide sales represents net sales for all of our company-owned and franchised restaurants, as reported by franchisees. This measure allows management to better assess changes in our royalty revenue, our overall store performance, the health of our brand and the strength of our market position relative to competitors. Our system-wide sales growth is driven by new restaurant openings as well as increases in same store sales.

Adjusted EBITDA is defined as net income before interest expense, net, income tax expense (benefit), and depreciation and amortization (EBITDA), further adjusted for losses on debt extinguishment and financing transactions, transaction costs, costs and fees associated with investments in our strategic initiatives, gains and losses on non-recurring transactions, certain system implementation costs, and stock-based compensation expense.

Adjusted net income is defined as net income adjusted for losses on debt extinguishment and financing transactions, transaction costs, costs and fees associated with investments in our strategic initiatives, gains and losses on non-recurring transactions, certain system implementation costs, and related tax adjustments.

Adjusted earnings per diluted share is defined as adjusted net income divided by weighted average diluted share count.

We caution investors that amounts presented in accordance with our definitions above may not be comparable to similar measures disclosed by our competitors because not all companies and analysts calculate certain non-GAAP measurements in the same manner.

Conference Call and Webcast

The Company will host a conference call today to discuss the fiscal third quarter 2025 financial results at 10:00 AM Eastern Time. The conference call can be joined telephonically by dialing 1-877-259-5243 or 1-412-317-5176 (international) and asking for the Wingstop conference call. A replay will be available two hours after the call and can be accessed by dialing 1-877-344-7529 or 1-412-317-0088 (international), then entering the replay code 4543631. The replay will be available through Tuesday, November 11, 2025.

The conference call will also be webcast live and later archived on the investor relations section of Wingstop’s corporate website at ir.wingstop.com under the ‘News & Events’ section.

About Wingstop

Founded in 1994 and headquartered in Dallas, TX, Wingstop Inc. (NASDAQ: WING) operates and franchises more than 2,900 restaurants worldwide – with 98% of the total restaurant count owned by brand partners. Dedicated to Serving the World Flavor, the Flavor Experts offer cooked-to-order and hand sauced-and-tossed classic and boneless wings, tenders and chicken sandwiches, in fans’ choice of 12 bold, distinctive flavors, with signature sides and iconic housemade ranch and bleu cheese dips. With approximately $5 billion in system-wide sales in fiscal 2024, 21 consecutive years of same-store sales growth and a vision to become a Top 10 Global Restaurant Brand,

Wingstop was recently named the Official Chicken Partner of the NBA. Learn more at wingstop.com or follow @Wingstop on X, Instagram, Facebook and TikTok.
Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use non-GAAP financial measures, including those indicated above. By providing non-GAAP financial measures, together with a reconciliation to the most comparable GAAP measure, we believe we are enhancing investors’ understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives. These measures are not intended to be considered in isolation or as substitutes for, or superior to, financial measures prepared and presented in accordance with GAAP. The non-GAAP measures used in this press release may be different from the measures used by other companies. A reconciliation of each measure to the most directly comparable GAAP measure is available in this news release. In addition, the Current Report on Form 8-K furnished to the Securities and Exchange Commission (the “SEC”) concurrent with the issuance of this press release includes a more detailed description of each of these non-GAAP financial measures, together with a discussion of the usefulness and purpose of such measures.

Forward-looking Statements

This news release includes statements of our expectations, intentions, plans and beliefs that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to come within the safe harbor protection provided by those sections. These statements, which involve risks and uncertainties, relate to the discussion of our business strategies and our expectations concerning future operations, margins, profitability, trends, liquidity and capital resources and to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “may,” “will,” “should,” “expect,” “intend,” “plan,” “outlook,” “guidance,” “anticipate,” “believe,” “think,” “estimate,” “seek,” “predict,” “can,” “could,” “project,” “potential” or, in each case, their negative or other variations or comparable terminology, although not all forward-looking statements are accompanied by such terms. Examples of forward-looking statements in this news release include, but are not limited to, our 2025 fiscal year outlook for domestic same store sales growth, global unit growth, SG&A expense, stock-based compensation expense, interest expense, net and depreciation and amortization. These forward-looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to uncertainties, risks, and factors relating to our operations and business environments, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed or implied by these forward-looking statements. Please refer to the risk factors discussed in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which can be found at the SEC’s website www.sec.gov. The discussion of these risks is specifically incorporated by reference into this news release.

When considering forward-looking statements in this news release or that we make in other reports or statements, you should keep in mind the cautionary statements in this news release and future reports we file with the SEC. New risks and uncertainties arise from time to time, and we cannot predict when they may arise or how they may affect us. Any forward-looking statement in this news release speaks only as of the date on which it was made. Except as required by law, we assume no obligation to update or revise any forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

Media Contact
Maddie Lupori
Media@wingstop.com

Investor Contact
Sarah Niehaus
IR@wingstop.com

WINGSTOP INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(amounts in thousands, except share and per share data)

	September 27, 2025	December 28, 2024
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$237,640	$315,910
Restricted cash	25,994	20,868
Accounts receivable, net	19,420	19,661
Prepaid expenses and other current assets	14,674	6,520
Advertising fund assets, restricted	22,476	32,659
Total current assets	320,204	395,619
Property and equipment, net	116,838	125,953
Operating lease assets	48,665	49,046
Goodwill	79,211	74,718
Trademarks	32,700	32,700
Investments	83,764	8,511
Other non-current assets	39,651	29,700
Total assets	$721,033	$716,246
Liabilities and stockholders' deficit
Current liabilities
Accounts payable	$10,997	$6,943
Current portion of operating lease liabilities	2,955	1,059
Other current liabilities	42,549	46,782
Advertising fund liabilities	22,476	32,659
Total current liabilities	78,977	87,443
Long-term debt, net	1,208,358	1,206,201
Operating lease liabilities	58,318	58,169
Deferred revenues, net of current	46,722	38,877
Deferred income tax liabilities, net	31,160	1,085
Other non-current liabilities	114	57
Total liabilities	1,423,649	1,391,832
Commitments and contingencies
Stockholders' deficit
Common stock, $0.01 par value; 100,000,000 shares authorized; 27,786,742 and 28,662,614 shares issued and outstanding as of September 27, 2025 and December 28, 2024, respectively	278	287
Additional paid-in-capital	1,066	1,568
Retained deficit	(709,681)	(676,940)
Accumulated other comprehensive income (loss)	5,721	(501)
Total stockholders' deficit	(702,616)	(675,586)
Total liabilities and stockholders' deficit	$721,033	$716,246

WINGSTOP INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(amounts in thousands, except per share data)

	Thirteen Weeks Ended
	September 27, 2025	September 28, 2024
	(Unaudited)	(Unaudited)
Revenue:
Royalty revenue, franchise fees and other	$81,187	$74,395
Advertising fees	62,018	56,764
Company-owned restaurant sales	32,531	31,339
Total revenue	175,736	162,498
Costs and expenses:
Cost of sales (1)	24,342	24,367
Advertising expenses	65,541	60,965
Selling, general and administrative	30,659	32,294
Depreciation and amortization	6,233	5,054
Total costs and expenses	126,775	122,680
Operating income	48,961	39,818
Interest expense, net	9,201	5,130
Investment (income) expense	128	(800)
Income before income tax expense	39,632	35,488
Income tax expense	11,154	9,756
Net income	$28,478	$25,732

Earnings per share
Basic	$1.02	$0.88
Diluted	$1.02	$0.88

Weighted average shares outstanding
Basic	27,899	29,265
Diluted	27,991	29,383

Dividends per share	$0.30	$0.27

(1) Cost of sales includes all operating expenses of company-owned restaurants, including advertising expenses, but excludes depreciation and amortization, which are presented separately.

WINGSTOP INC. AND SUBSIDIARIES
Unaudited Supplemental Information
Cost of Sales Margin Analysis
(amounts in thousands)

	Thirteen Weeks Ended
	September 27, 2025		September 28, 2024
	In dollars	As a % of company-owned restaurant sales	In dollars	As a % of company-owned restaurant sales
Cost of sales:
Food, beverage and packaging costs	$11,782	36.2%	$11,590	37.0%
Labor costs	7,502	23.1%	7,355	23.5%
Other restaurant operating expenses	5,828	17.9%	6,270	20.0%
Vendor rebates	(770)	(2.4)%	(848)	(2.7)%
Total cost of sales	$24,342	74.8%	$24,367	77.8%

WINGSTOP INC. AND SUBSIDIARIES
Unaudited Supplemental Information
Restaurant Count

	Thirteen Weeks Ended
	September 27, 2025	September 28, 2024
Domestic Franchised Activity
Beginning of period	2,357	1,988
Openings	93	79
Closures	—	—
Acquired by Company	—	(3)
Restaurants end of period	2,450	2,064

Domestic Company-Owned Activity
Beginning of period	54	52
Openings	1	1
Closures	—	—
Acquired by Company	—	3
Restaurants end of period	55	56

Total Domestic Restaurants	2,505	2,120

International Franchised Activity(1)
Beginning of period	407	312
Openings	22	28
Closures	(2)	(2)
Restaurants end of period	427	338

Total System-wide Restaurants	2,932	2,458

(1) Includes U.S. territories.

WINGSTOP INC. AND SUBSIDIARIES
Non-GAAP Financial Measures - EBITDA and Adjusted EBITDA
(Unaudited)
(amounts in thousands)

	Thirteen Weeks Ended
	September 27, 2025	September 28, 2024
Net income	$28,478	$25,732
Interest expense, net	9,201	5,130
Income tax expense	11,154	9,756
Depreciation and amortization	6,233	5,054
EBITDA	$55,066	$45,672
Additional adjustments:
System implementation costs (a)	2,063	727
Amortization of capitalized system implementation costs (b)	457	—
Stock-based compensation expense (c)	6,072	7,273
Adjusted EBITDA	$63,658	$53,672

(a) System implementation costs represent non-recurring expenses incurred related to the development and implementation of new enterprise resource planning, human capital management, and global development technology, which are included in Selling, general and administrative on the Consolidated Statements of Operations.
(b) Represents amortization associated with capitalized cloud computing costs related to our system implementation, which are included in Selling, general and administrative on the Consolidated Statements of Operations.
(c) Includes non-cash, stock-based compensation, net of forfeitures.

WINGSTOP INC. AND SUBSIDIARIES
Non-GAAP Financial Measures - Adjusted Net Income and Adjusted EPS
(Unaudited)
(amounts in thousands, except per share data)

	Thirteen Weeks Ended
	September 27, 2025	September 28, 2024
Numerator:
Net income	$28,478	$25,732
Adjustments:
System implementation costs (a)	2,063	727
Amortization of capitalized system implementation costs (b)	457	—
Tax effect of adjustments (c)	(605)	(174)
Adjusted net income	$30,393	$26,285

Denominator:
Weighted-average shares outstanding - diluted	27,991	29,383

Adjusted earnings per diluted share	$1.09	$0.89

(a) System implementation costs represent non-recurring expenses incurred related to the development and implementation of new enterprise resource planning and human capital management technology, which are included in Selling, general and administrative on the Consolidated Statements of Operations.
(b) Represents amortization associated with capitalized cloud computing costs related to our system implementation, which are included in Selling, general and administrative on the Consolidated Statements of Operations.
(c) Represents the tax effect of the aforementioned adjustments to reflect corporate income taxes at an assumed effective tax rate of 24% for the thirteen weeks ended September 27, 2025, which includes provisions for U.S. federal income taxes, and assumes the respective statutory rates for applicable state and local jurisdictions.